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                                                                   EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Niagara Mohawk Power Corporation of our report dated January 27, 2000 relating to the financial statements appearing in the Niagara Mohawk Holdings, Inc., and the Niagara Mohawk Power Corporation's combined Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated January 27, 2000 relating to the financial statement schedules appearing in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statements.


/s/ PricewaterhouseCoopers LLP

    PricewaterhouseCoopers LLP


Syracuse, New York
March 31, 2000